CERTIFICATE OF AMENDMENT
                                       TO
                              CERTIFICATE OF TRUST
                                       OF
                                   PIONEER II


         This Certificate of Amendment, dated March 28,2001, to the Certificate of Trust, dated April 2, 1996, of Pioneer II (the "Trust") is being duly executed and filed by the person named below as Trustee, to amend the Certificate of Trust filed by the Trust on April 2, 1996 with the Office of the Secretary of State of the State of Delaware.

         1. AMENDMENT. Effective April 2, 2001, the name of the Trust is changed from "Pioneer II" to "Pioneer Value Fund."

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 28th day of March, 2001.





                                    /s/ David D. Tripple
                                    David D. Tripple,
                                    as Trustee and not individually